EXHIBIT 10.1

ORIGINAL ISSUE DISCOUNT
PROMISSORY NOTE

$180,000	February 24, 2014

For value received, Pharmagen, Inc., a Nevada corporation (the “Borrower”), promises to pay to Network Ventures, LLC, or its assigns (the “Holder”) the principal sum of One Hundred Eighty Thousand Dollars ($180,000) (the “Principal Amount”). The principal hereof shall be due and payable as set forth in Section 2, below, but in no event later than 5:00 p.m., Eastern Standard Time, on October 1, 2015 (the “Maturity Date”) (unless such payment date is accelerated as provided in Section 4 hereof). No interest shall accrue on the outstanding principal amount until December 31, 2014 (the “Interest Start Date”), after which interest shall accrue at a rate of eight percent (8%) per annum.

1. ORIGINAL ISSUE DISCOUNT; COMMON. The Principal Amount of this Note is subject to an original issue discount in the amount of twenty percent (20%); as a result, on the date hereof, the Holder shall deliver to the Borrower, or its assigns, cash in the amount of One Hundred Fifty Thousand Dollars ($150,000) (the “Principal Delivery Amount”).

As additional consideration to the Holder for delivering the Principal Delivery Amount, the Borrower shall issue to the Holder two million (2,000,000) shares of its common stock. Holder hereby agrees to complete and execute a Securities Purchase Agreement of even date herewith in connection with the securities issuance (the “Securities Purchase Agreement”).

2. PAYMENT OF THE NOTE. The Principal Amount of this Note shall be paid by the Borrower as follows:

(a) On April 1, and May 1, 2014, the Borrower shall pay the sum of Five Thousand Dollars ($5,000) to Holder, which amount shall be applied against the outstanding Principal Amount.

(b) In the event the Borrower, between the date hereof and the Maturity Date, closes on debt or equity financing that, in the aggregate, exceeds Fifteen Million Dollars ($15,000,000), then Borrower will repay the entire unpaid Principal Amount no later than the date which is one hundred twenty (120) days after the closing of said financing.

(c) In the event any of the Principal Amount remains unpaid as of June 1, 2014, then Borrower shall pay to the Holder on the first of each month beginning on June 1, 2014, and continuing until the Interest Start Date, an amount equal to seven and one half percent (7.5%) of the gross profit from pharmaceutical sales by Pharmagen Distribution, LLC for the month prior to the immediately preceding month, with a maximum monthly payment of Fifteen Thousand Dollars ($15,000), until the entire Principal Amount, plus accrued interest, is repaid in full.

(d) In the event any of the Principal Amount remains unpaid as of the Interest Start Date, then in addition to any other payments set forth herein, including principal or interest, Borrower shall pay to the Holder an amount equal to twenty percent (20%) of the gross profit from pharmaceutical sales by Pharmagen Distribution, LLC for a period beginning on the Interest Start Date and ending on the later of (i) six (6) months, or (ii) until the entire Principal Amount, plus accrued interest, is repaid in full.

(e) Notwithstanding the above, the entire unpaid Principal Amount and all accrued but unpaid interest shall be due on the Maturity Date.

If any payment of principal or interest under this Note shall not be made within ten (10) business days when due, a late charge of ten percent (10%) of the outstanding payment amount may be charged by Holder for the purpose of defraying the expenses incident to handling such delinquent payments. Such late charge represents a reasonable sum considering all of the circumstances existing on the date of this Note and represents a fair and reasonable estimate of the costs that will be sustained by Holder due to the failure of Borrower to make timely payments.

3. PREPAYMENT. The Borrower may, at its option, at any time and from time to time, prepay all or any part of the principal balance of this Note, without penalty or premium.

4. DEFAULT. The occurrence of any one of the following events shall constitute an Event of Default:

(a) The non-payment, when due, of any principal pursuant to this Note;

(b) The material breach of any representation or warranty in this Note;

(c) The breach of any covenant or undertaking, not otherwise provided for in this Section 4;

(d) The commencement by the Borrower of any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the adjudication of the Borrower as insolvent or bankrupt by a decree of a court of competent jurisdiction; or the petition or application by the Borrower for, acquiescence in, or consent by the Borrower to, the appointment of any receiver or trustee for the Borrower or for all or a substantial part of the property of the Borrower; or the assignment by the Borrower for the benefit of creditors; or the written admission of the Borrower of its inability to pay its debts as they mature; or

(e) The commencement against the Borrower of any proceeding relating to the Borrower under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Borrower consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for 20 days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Borrower or for all or a substantial part of the property of the Borrower, which order, judgment or decree remains undismissed for 20 days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Borrower.

In the event the Holder becomes aware of a breach of Sections 4(a), (b) or (c), then provided such breach is capable of being cured by Borrower, the Holder shall notify the Borrower in writing of such breach and the Borrower shall have ten (10) calendar days after notice to cure such breach.

Upon the occurrence of any Default or Event of Default, the Holder, may, by written notice to the Borrower, declare all or any portion of the unpaid principal amount due to Holder, immediately due and payable, in which event it shall immediately be and become due and payable, provided that upon the occurrence of an Event of Default as set forth in paragraph (d) or paragraph (e) hereof, all or any portion of the unpaid principal amount due to Holder shall immediately become due and payable without any such notice.

5. NOTICES. All notices provided for in this Agreement shall be made as set forth in the Securities Purchase Agreement.

6. ASSIGNMENT. This Note and the obligations hereunder may not be assigned by the Borrower without the Holder’s prior written consent. The Holder may assign its rights and obligations under this Note to any person or entity upon five (5) days prior notice.

7. GOVERNING LAW; VENUE. This Note is executed pursuant to and shall be interpreted and governed for all purposes under the laws of the State of Maryland. Any cause of action brought to enforce any provision of this Note shall be brought in the appropriate court in Montgomery County, Maryland. If any provision of this Agreement is declared void, such provision shall be deemed severed from this Note, which shall otherwise remain in full force and effect. This Note shall supersede any previous agreements, written or oral, expressed or implied, between the parties relating to the subject matter hereof.

8. ATTORNEY’S FEES. The Borrower agrees to pay the following costs, expenses, and attorneys' fees paid or incurred by Holder, or adjudged by a court: (i) reasonable costs of collection, costs, and expenses, and attorneys' fees paid or incurred in connection with the collection or enforcement of this Note, and (ii) costs of suit and such sum as the court may adjudge as attorneys' fees in any action to enforce payment of this Note or any part of it.

9. CONFORMITY WITH LAW. It is the intention of the Borrower and of the Holder to conform strictly to applicable usury and similar laws. Accordingly, notwithstanding anything to the contrary in this Note, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contracted for, chargeable or receivable under or in respect of this Note, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this Note or otherwise, shall be canceled automatically, and if theretofore paid, shall be either refunded to the Borrower or credited on the principal amount of this Note.

10. MODIFICATION; WAIVER. No modification or waiver of any provision of this Note or consent to departure therefrom shall be effective unless in writing and approved by the Borrower and the Holder. No delay or omission by Holder in exercising any right hereunder shall operate as a waiver of such right or any other right of Holder. A waiver on one occasion shall not be construed as a bar to or waiver of any right in the future.

11. SEVERABILITY; REFORMATION. In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible. Without limiting the foregoing, if any provision (or part of provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

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IN WITNESS WHEREOF, Borrower has executed this Promissory Note as of the date first written above.

“Borrower”

Pharmagen, Inc.,
a Nevada corporation

/s/ Mackie Barch
		By:	Mackie Barch
		Its:	Chief Executive Officer

Acknowledged:

“Holder”

Network Ventures, LLC

/s/ Patrick Boyd
By:	Patrick Boyd
Its: